Exhibit 4(o)


                         SECOND AMENDMENT TO CREDIT AGREEMENT
                         ____________________________________

                    THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of May 14, 1993 by and among INTERCO INCORPORATED, a Delaware corporation, the SUBSIDIARIES listed on the signature pages hereof, the LENDERS listed on the signature pages hereof, and BT COMMERCIAL CORPORATION, as Agent, in its capacity as Agent for the Lenders. Words and phrases having defined meanings in the Credit Agreement referred to below shall have the same respective meanings when used herein, unless otherwise expressly defined herein

                                     WITNESSETH:

                    WHEREAS, the parties hereto have entered into a Credit Agreement, dated as of July 16, 1992 (as amended and supplemented as set forth on Schedule 1 attached hereto and by this reference made a part hereof, the "Credit Agreement"), relating to a revolving credit facility in amount not to exceed $140,000,000 for the Borrowers' ongoing working capital, letter of credit and general corporate needs following the confirmation of the Plan of Reorganization;

                    WHEREAS, as a part of the Borrower's general working capital needs, it may from time to time desire to finance the purchase of certain inventory through the issuance of bankers acceptances or finance its reimbursement obligations with respect to commercial Letters of Credit through the issuance of bankers acceptances; and

                    WHEREAS, the Borrowers, the Lenders and the Agent desire to amend the Credit Agreement on the terms and conditions set forth below;

                    NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows;

                    1.   Amendments to Credit Agreement.  Subject to and
                         ______________________________
          conditioned upon the fulfillment of each of the conditions precedent set forth in Section 2 hereof:
                                 _________

                    1.1. Section 1.1 of the Credit Agreement is hereby amended to add the following definitions thereto in alphabetical order:

               Acceptance shall mean a draft of one of the Reporting
               __________
               Borrowers accepted by an Accepting Bank pursuant to Article
                                                                   _______
               4 hereof.
               _

               Acceptance Commission shall mean, with respect to any
               _____________________
               Acceptance, the fees and commissions payable to the Agent for the benefit of the Lenders by the Borrowers under and pursuant to Section 8.8 hereof.
                           ___________

               Acceptance Letter of Credit shall mean a Letter of Credit
               ___________________________
               providing for the payment of the Borrowers' reimbursement obligations arising upon a drawing thereunder by the creation and discounting of an Acceptance by an Accepting Bank.

               Acceptance Obligations shall mean, at any time, (i) the sum
               ______________________
               of the face amount of all Acceptances outstanding as of such time plus (ii) the aggregate amount of all payments made by
                    ____
               each Lender to an Accepting Bank with respect to its participation in Acceptances as provided in Article 4 for which the Borrowers are obligated to and have not at such time reimbursed the Lenders whether by payment to the Lenders (as contemplated by Section 4.2.1 hereof) or otherwise.

               Accepting Bank shall mean Bankers Trust Company or any other
               ______________
               bank or financial institution approved by the Agent in writing to create Acceptances for the account of the Borrowers.

               Discount Rate shall mean, with respect to any Acceptance,
               _____________
               the applicable discount rate of the applicable Accepting Bank (determined by such Accepting Bank on the date of discount prior to 12:00 noon, Chicago time) for bankers acceptances having maturities comparable to the maturity of such Acceptance and with face amounts equal to the face amount thereof.

                    1.2. Section 1.1 of the Credit Agreement is hereby further amended to delete the definition of Fees set forth
                                                      ____
          therein and to insert the following therefor:

               Fees shall mean the Commitment and Closing Fee, the Early
               ____
               Termination Fee, the Unused Line Fee, the Agent's Fees, the Foreign Exchange Fees, the Letter of Credit Fees and the Acceptance Commissions payable hereunder.

                    1.3. Section 1.1 of the Credit Agreement is hereby further amended to delete the definition of Obligations set forth
                                                      ___________
          therein and to insert the following therefor:

               Obligations shall mean the Loans, any other loans and
               ___________
               advances or extensions of credit made or to be made by any Lender to the Borrowers, or to others for the Borrowers' account pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and, including, without limitation, any reimbursement obligation or indemnity of the Borrowers on account of Letters of Credit and Foreign Exchange Contracts (including, without limitation, the Letter of Credit Obligations and the Foreign Exchange Obligations), any amounts payable under or in respect of the Acceptances (including, without limitation the Acceptance Obligations), and any and all indebtedness, liabilities and obligations which may at any time be owing by the Borrowers to any Lender pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by the Borrowers from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of the Borrower's assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Borrowers are liable to such Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include any other indebtedness owing to any Lender by the Borrowers under this Credit Agreement, the Credit Documents, the Borrowers' liability to any Lender pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, the Borrower's liability to any Lender pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender may make or issue to others for the Borrowers' account pursuant to this Credit Agreement or any other Credit Document, including any accommodation extended with respect to applications for Letters of Credit, or any Lender's acceptance of drafts or endorsement of notes or other instruments for the Borrowers' account and benefit.

                    1.4. Section 1.1 of the Credit Agreement is hereby further amended to delete the definition of Revolving Note set
                                                      ______________
          forth therein and to insert the following therefor:

               Revolving Note shall mean a promissory note of the Borrowers
               ______________
               payable to the order of any Lender, in the form of Exhibit G hereto, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from the Revolving Loans made by such Lender (including any Revolving Loans made pursuant to Section 4.1 hereof to reimburse any Issuing Bank
                           ___________
               for drawings under any Letter of Credit, Revolving Loans made pursuant to Section 4.2 hereof to reimburse a Foreign
                                ___________
               Exchange Guarantor for payments under any Foreign Exchange Contract, and Revolving Loans made pursuant to Section 4.2.1
                                                              _____________
               to repay an Accepting Bank with respect to any Acceptance) or acquired by such Lender from another Lender pursuant to
               Section 13.6 hereof.
               ____________

                    1.5. Section 2.2 of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         2.2  All Loans.  On the date of the making of any
                              _________
               Loan, the issuance of any Letter of Credit, the execution of any Foreign Exchange Contract, or the creation of any Acceptance (including the Initial Credit Event), both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Agent (and each request for borrowing under the Revolving Loan, request for a Letter of Credit, request for a Foreign Exchange Contract, and request for an Acceptance and the acceptance by the Borrowers of the proceeds of such Loan, the issuance of such Letter of Credit, the execution of such Foreign Exchange Contract, or the creation of an Acceptance shall constitute a representation and warranty by the Borrowers that on the date of such Loan, such issuance of such Letter of Credit, such execution of such Foreign Exchange Contract, or such creation of such Acceptance before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

                         (a) the representations and warranties contained
               in this Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date of such Loan, such issuance of such Letter of Credit, such execution of such Foreign Exchange Contract, or such creation of such Acceptance as though made on and as of such date, except to the extent that such representations expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

                         (b) no event, condition or default has occurred
               and is continuing, or would result from such Loan, the issuance of any Letter of Credit, the execution of any Foreign Exchange Contract or the creation of such Acceptance or the application of the proceeds thereof, which would constitute a Default or an Event of Default under this Credit Agreement; and

                         (c) no Material Adverse Change, or event or
               development which could reasonably be expected to have a Material Adverse Effect shall have occurred.

                    1.6. Section 3.2 of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         3.2  Determination of Borrowing Base.
                              _______________________________

                         (a) The Lenders severally agree, subject to the terms and conditions of this Credit Agreement, from time to time, to make revolving loans and advances to the Borrowers on a joint and several basis. Such loans and advances to the Borrowers (each a "Revolving Loan" and collectively the "Revolving Loans") shall not in the aggregate exceed the lesser of (i) the Total Commitments then in effect, minus
                                                                   _____
               the aggregate Letter of Credit Obligations, minus the
                                                           _____
               aggregate Foreign Exchange Obligations, minus the aggregate
                                                       _____
               Acceptance Obligations, (ii) the Permitted Senior Indebtedness Amount then in effect, minus the aggregate
                                                    _____
               Letter of Credit Obligations, minus the Foreign Exchange
                                             _____
               Obligations, minus the aggregate Acceptance Obligations and
                            _____
               (iii) an amount equal to the Borrowing Base, minus the
                                                            _____
               aggregate Letter of Credit Obligations, minus the aggregate
                                                       _____
               Foreign Exchange Obligations, minus the aggregate Acceptance
                                             _____
               Obligations. The Agent at any time shall be entitled to establish reserves against the Eligible Accounts Receivable and the Eligible Inventory of any of the Reporting Borrowers in the exercise of its Permitted Discretion to reflect the Agent's assessment of the performance of the Collateral and general credit considerations then affecting any or all of the Borrowers.

                         (b) No Lender shall be obligated at any time to make available to the Borrowers its Proportionate Share of any requested Revolving Loan if such amount plus its Proportionate Share of all Revolving Loans, its Proportionate Share of all Letter of Credit Obligations, its Proportionate Share of all Foreign Exchange Obligations and its Proportionate Share of all Acceptance Obligations then outstanding would exceed such Lender's Revolving Credit Commitment at such time. The aggregate balance of Revolving Loans outstanding, plus the aggregate amount of all Letter
                                  ____
               of Credit Obligations outstanding, plus the aggregate amount
                                                  ____
               of all Foreign Exchange Obligations, plus the aggregate
                                                    ____
               amount of all Acceptance Obligations shall not at any time exceed the lesser of (i) the Borrowing Base, (ii) the Permitted Senior Indebtedness Amount and (iii) the Total Commitments. No Lender shall be obligated to make available, nor shall the Agent make available, any Revolving Loans to the Borrowers to the extent such Revolving Loan when added to the then outstanding Revolving Loans, all Letter of Credit Obligations of the Borrowers, all Foreign Exchange Obligations of the Borrowers and all Acceptance Obligations of the Borrowers would cause the aggregate outstanding Revolving Loans, all Letter of Credit Obligations of the Borrowers, all Foreign Exchange Obligations of the Borrowers and all Acceptance Obligations of the Borrowers to exceed the lesser of the (i) Borrowing Base, (ii) the Permitted Senior Indebtedness Amount and
               (iii) the Total Commitments. The Borrowers shall promptly repay to the Lenders from time to time the full amount of the excess, if any, of (i) the amount of all Revolving Loans, Letter of Credit Obligations outstanding, Foreign Exchange Obligations outstanding and Acceptance Obligations outstanding over (ii) the lesser of (A) the Total Commitments, (B) the Permitted Senior Indebtedness Amount and (C) the Borrowing Base.

                    1.7. Section 3.5(a) of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         (a) The aggregate balance of Revolving Loans, plus all Letter of Credit Obligations outstanding, plus all
               ____                                               ____
               Foreign Exchange Obligations, plus all Acceptance
                                             ____
               Obligations at any time in excess of the lesser of (i) the Borrowing Base, (ii) the Total Commitments and (iii) the Permitted Senior Indebtedness Amount shall be immediately due and payable without the necessity of any demand.

                    1.8. Section 3.6(a) of the Credit Agreement is hereby amended to delete the parenthetical beginning in the twelfth line thereof in its entirety and to insert the following therefor:

               (other than amounts payable to the Agent to reimburse the Agent, the Issuing Bank, the Foreign Exchange Guarantor and the Accepting Bank for Expenses and other fees and expenses payable solely to them pursuant to Article 8 hereof)
                                                  _________

                    1.9. Section 3.6(b)(iv) of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         (iv)  After the occurrence and during the
               continuance of an Event of Default, the Agent may apply any amounts received by it from the Master Concentration Account, any Reporting Borrower Concentration Account or any Lockbox or Depositary Account to the repayment of the outstanding Loans, to cash collateralize the outstanding Letters of Credit, the Foreign Exchange Obligations or the Acceptance Obligations in accordance with Article 10 hereof,
                                                         __________
               or to pay any other Obligation which may from time to time be owing.

                    1.10. Section 3.7 of the Credit Agreement is hereby amended to insert the phrase ", the Acceptance Obligations" after the phrase "Foreign Exchange Obligations" set forth in the seventh line thereof.

                    1.11. Sections 3.8(a), (b), (d) and (e) of the Credit Agreement are hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         (a) The Borrowers maintain an integrated cash management system reflecting the Borrowers' interdependence on one another and the mutual benefits shared among them as a result of their respective operations. In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Credit Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to maintain separately identified and monitored borrowing facilities, the Borrowers have requested, and the Agent and the Lenders have agreed, that the Loans, the Letters of Credit, the Foreign Exchange Contracts, and the Acceptances be provided to and for the account of the Borrowers on a joint and several basis. Such Loans and any proceeds of each Acceptance discounted pursuant to Section 4.2.1 will be advanced to account no.
                           _____________

               00-196-218 maintained at Bankers Trust Company, 280 Park Avenue, New York, New York 10017 in the name of each of the Borrowers (the "Loan Disbursement Account") and each Letter of Credit will be issued pursuant to an application therefor executed by INTERCO on behalf of the Borrowers, each Foreign Exchange Contract will be executed by INTERCO on behalf of the Borrowers and each request for the creation of an Acceptance will be executed by the Reporting Borrower requesting the creation of such Acceptance. Each of the Borrowers hereby acknowledges that it will be receiving a direct benefit from each Revolving Loan made, each Letter of Credit issued, each Foreign Exchange Contract executed, and each Acceptance created pursuant to this Credit Agreement.

                         (b)  In order to track more precisely the
               recipient of proceeds of Revolving Loans and the Borrower receiving the primary benefit from the issuance of any Letter of Credit, the execution of Foreign Exchange Contracts, and the creation of the Acceptances to determine the amount of prepayments required pursuant to Section
                                                              _______
               3.5(e) hereof as a result of any Reporting Borrower Asset
               ______
               Disposition and to aid the Borrowers, the Agent and the Lenders in administering the Loans, the Letters of Credit, the Foreign Exchange Contracts and the Acceptances in a manner consistent with applicable fraudulent conveyance and fraudulent transfer law, the Borrowers have agreed with the Agent and the Lenders (i) to establish and maintain intercompany accounts tracking the net amount of all loans, dividends and other disbursements made to or received from INTERCO or advances made among members of a Reporting Borrower Group to the extent permitted by this Credit Agreement (individually an "Intercompany Account" and, collectively, the "Intercompany Accounts"), (ii) to track on a monthly basis the recipient of the proceeds of Revolving Loans, (iii) that all Letters of Credit will be issued in the name of a Reporting Borrower and all commercial Letters of Credit will be issued in the name of the Reporting Borrower which will receive (or in the name of the Reporting Borrower whose Reporting Borrower Group will receive) the goods which are the subject of such Letter of Credit, (iv) that all Foreign Exchange Contracts will be allocated to the Reporting Borrower directly benefitting therefrom, and (v) that all Acceptances will be executed by the Reporting Borrower which has received (or in the name of the Reporting Borrower whose Reporting Borrower Group has received) the goods which relate to such Acceptance .

                         (d) In the event with respect to any Reporting Borrower, the Allocated Revolving Loan Balance of such Reporting Borrower plus the outstanding Letter of Credit
                                  ____
               Obligations with respect to Letters of Credit issued in the name of such Reporting Borrower plus the outstanding Foreign
                                               ____
               Exchange Obligations in respect of Foreign Exchange Contracts issued for the direct benefit of such Reporting Borrower plus the outstanding Acceptance Obligations in
                        ____
               respect of Acceptance executed by such Reporting Borrower (such amount being the "Aggregate Credit Advances") shall exceed such Reporting Borrower's borrowing base (calculated as set forth in Section 3.8(c) above), the report delivered
                               ______________
               pursuant to Section 3.8(c)  shall be accompanied by a copy
                           ______________
               of the consolidating financial statements of INTERCO and its Consolidated Subsidiaries for such month together with a proposal from INTERCO, consistent with the requirements of applicable fraudulent conveyance and fraudulent transfer law, to reduce the Aggregate Credit Advances to the applicable Reporting Borrower and allocate such amounts in excess of its borrowing base to another Reporting Borrower.

                         (e) If at the time of any Reporting Borrower Asset Disposition the Reporting Borrower(s) which has(ve) been sold or disposed of shall have a positive Allocated Revolving Loan Balance adjusted through the date of such sale or disposition, concurrently with such sale or disposition, the Borrowers shall pay to the Agent for the account of the Lenders the amount required to be paid pursuant to Section 3.5(e) hereof. In addition,
                           ______________
               concurrently with any such Reporting Borrower Asset Disposition, such Reporting Borrower shall cause all Letters of Credit issued in its name, all Foreign Exchange Contracts issued for its direct benefit, and all Acceptances executed by it to be cancelled or, with respect to any such Letters of Credit or Acceptances shall deposit with the Agent for the benefit of the Lenders with respect to each such Letter of Credit and Acceptance then outstanding, cash or Cash Equivalents in each case in an amount equal to 110% of the greatest amount for which such Letters of Credit may be drawn or the face amount of such Acceptance, or, in the case of a Letter of Credit or an Acceptance, a back-up indemnity or letter of credit from an issuer reasonably satisfactory to the Agent and the Issuing Bank or the Accepting Bank, as applicable, in form and substance satisfactory to the Agent and the Issuing Bank or the Accepting Bank, as applicable.

                    1.12. Section 3.11 of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         3.11  Sharing of Payments.  If any Lender shall
                               ___________________
               obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans made by it or its participation in Letters of Credit, Foreign Exchange Contracts or Acceptances in excess of its Proportionate Share of payments on account of the Loans, Letters of Credit, Foreign Exchange Contracts or Acceptances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them or in their participation in Letters of Credit, Foreign Exchange Contracts or Acceptances as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion
                             ________  _______
               of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.11 may, to the
                                               ____________
               fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

                    1.13. Article 4 of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

               ARTICLE 4.  Letters of Credit, Foreign Exchange Contracts
               _________   _____________________________________________
          and Acceptances
          _______________

                         4.1  Letter of Credit Issuances.
                              __________________________

                         (a) Subject to and upon the terms and conditions
               of this Credit Agreement, upon the delivery by the applicable Reporting Borrower to the Agent of a Letter of Credit Request at least four (4) Business Days prior to the date of the proposed issuance of any standby Letter of Credit and at least one (1) Business Day prior to the date of the proposed issuance of any commercial Letter of Credit (or, in each case, such shorter period of time to which the Agent and the Issuing Bank may agree), the Agent will, from time to time on or after the Credit Agreement Effective

               Date, cause an Issuing Bank to issue one or more Letters of Credit in an aggregate undrawn amount at such time outstanding not to exceed, together with the then aggregate unpaid principal amount of Revolving Loans, all then outstanding Letter of Credit Obligations, all then outstanding Foreign Exchange Obligations and all then outstanding Acceptance Obligations, an amount equal to the lesser of (i) the Borrowing Base, (ii) the Total Commitments or (iii) the Permitted Senior Indebtedness Amount; provided,
                                                                  ________
               however, in no event shall the Agent cause an Issuing Bank
               _______
               to issue a Letter of Credit if the original undrawn amount thereof, together with all of the then outstanding Letter of Credit Obligations plus the then outstanding Foreign Exchange Obligation, plus the then outstanding Acceptance Obligations shall exceed $100,000,000. Each Letter of Credit shall (i) be in form, scope and substance satisfactory to the Agent and the applicable Issuing Bank and (ii) if a commercial letter of credit, have an expiration date not later than 180 days after its date of issuance (except to the extent the Agent and the applicable Reporting Borrower may otherwise agree) and if a standby letter of credit, have an expiration date not later than 360 days after its date of issuance and all Letters of Credit issued hereunder shall expire on a date that is no later than the Expiration Date and all Acceptance Letters of Credit shall expire on a date which is no later than 90 days prior to the Expiration Date; provided, however, that any
                                             ________  _______
               Issuing Bank may, but shall not be obligated to, issue Letters of Credit having a term not exceeding 90 days beyond the Expiration Date provided that such Letters of Credit are collateralized by cash in an amount equal to 110% of the face amount of such Letters of Credit as of the date of issuance. Each payment by an Issuing Bank with respect to drawings under Letters of Credit shall be promptly reimbursed by the Borrowers together with interest thereon at the rate applicable to Prime Rate Loans set forth in
               Article 8 hereof, and if not so reimbursed each Lender
               _________
               shall, without regard to any other provision of this Credit Agreement, any defense that any Borrower may have to such Borrower's obligation to reimburse such Issuing Bank in connection with such drawing or any defense the Agent or any Lender may have in connection with any participation under
               Section 4.3(a) hereof in such obligations in connection with any such Letter of Credit, honor its Proportionate Share of the Agent's and the Lenders' obligations to reimburse such Issuing Bank pursuant to this Section 4.1(a), together with interest thereon in accordance with the provisions of
               Article 3 hereof, and any such payments so made by the
               _________
               Lenders shall be deemed to be Revolving Loans.

                         (b) A Reporting Borrower requesting a Letter of Credit may request that a Letter of Credit be denominated in, and payable in a currency other than U.S. Dollars. For purposes of calculating facility usage and Letter of Credit Fees under this Credit Agreement, the original face amount of such Letter of Credit shall be equal to the U.S. Dollar equivalent (as determined by the Agent) of the face amount of such Letter of Credit on the date of issuance. Thereafter, so long as such Letter of Credit shall remain outstanding, the amount of such Letter of Credit for such purposes shall be recalculated on the first day of each month based upon the U.S. Dollar equivalent (as determined by the Agent) of the undrawn amount of such Letter of Credit. In addition to the foregoing, the Agent shall establish an additional reserve against the Borrowing Base in an amount equal to 10% of the U.S. Dollar equivalent of the outstanding face amount of any such Letter of Credit as of the date of determination thereof at the times specified in the two immediately preceding sentences.

                         (c)  In order to facilitate the issuance of
               Letters of Credit, the Borrowers and Bankers Trust Company shall enter into a Remote Letter of Credit Customer Agreement substantially in the form of Exhibit Q hereto providing for the Borrowers' use of Bankers Trust Company's Remote L/C service. Each request for the issuance of a Letter of Credit made pursuant to and in accordance with the procedures described in such agreement shall constitute the delivery to the Agent of a Letter of Credit Request and the Borrowers shall be deemed to have made the representations and warranties set forth in a Letter of Credit Request. The issuance of any such Letter of Credit shall be subject to and upon the terms and conditions of this Credit Agreement.

                         4.2   Foreign Exchange Contracts.
                               __________________________

                         (a) Subject to and upon the terms and conditions of this Credit Agreement, any Reporting Borrower may request, and the Agent will, from time to time on or after the Credit Agreement Effective Date, cause a Foreign Exchange Guarantor to enter into one or more Foreign
               Exchange Contracts; provided that in no event shall the
                                   _____________
               Agent cause a Foreign Exchange Guarantor to execute a
               Foreign Exchange Contract if any of (i) the Foreign Exchange Exposure thereunder, together with the then aggregate unpaid principal amount of the Revolving Loans, all then outstanding Letter of Credit Obligations, all then outstanding Foreign Exchange Obligations and all then outstanding Acceptance Obligations, shall exceed an amount equal to the lesser of (A) the Borrowing Base, (B) the Total Commitments or (C) the Permitted Senior Indebtedness Amount,
               (ii) the U.S. Dollar equivalent (as determined by the Agent from time to time) of the aggregate amount of all payments and deliveries to be made by all Foreign Exchange Guarantors under the Foreign Exchange Contracts shall exceed $10,000,000 or (iii) the Foreign Exchange Exposure thereunder plus the aggregate amount of all Letter of Credit Obligations plus all Foreign Exchange Obligations plus all Acceptance Obligations shall exceed $100,000,000. The applicable Reporting Borrower which proposes to enter into a Foreign Exchange Contract with a Foreign Exchange Guarantor shall give the Agent written notice thereof no later than 11:00 a.m. (Chicago time) at least two (2) Business Days prior to entering into such Foreign Exchange Contract (or such shorter period of time to which the Agent may agree), together with a summary of all material provisions of such Foreign Exchange Contract and the date on which such Foreign Exchange Contract is to be executed. Each Foreign Exchange Contract shall (i) be in form, scope and substance satisfactory to the Agent and the applicable Foreign Exchange Guarantor and have an expiration date not later than the Expiration Date. Each payment by a Foreign Exchange Guarantor with respect to or under a Foreign Exchange Contract shall be promptly reimbursed by the Borrowers together with interest thereon at the rate applicable to Prime Rate Loans set forth in Article 8
                                                           _________
               hereof, and if not so reimbursed each Lender shall, without regard to any other provision of this Credit Agreement, any defense that any Borrower may have to such Borrower's obligation to reimburse such Foreign Exchange Guarantor in connection with such payment or any defense the Agent or any Lender may have in connection with any participation under
               Section 4.3(b) hereof in such obligations in favor of such Foreign Exchange Guarantor in connection with such Foreign Exchange Contract, honor its Proportionate Share of the Agent's and the Lenders' obligations to reimburse such Foreign Exchange Guarantor pursuant to this Section 4.2,
                                                           ___________
               together with interest thereon in accordance with the provisions of Article 3 hereof, and any such payments so
                             _________
               made by the Lenders shall be deemed to be Revolving Loans.

                         (b) For purposes of calculating facility usage and Foreign Exchange Fees under this Credit Agreement, the original Foreign Exchange Exposure with respect to any Foreign Exchange Contract shall be as determined by the Agent on the date of execution of the Foreign Exchange Contract. Thereafter, so long as such Foreign Exchange Contract shall remain in effect, the Foreign Exchange Exposure for such purposes shall be recalculated on the first day of each month. In addition to the foregoing, the Agent shall establish an additional reserve against the Borrowing Base in an amount equal to 10% of the Foreign Exchange Exposure under each Foreign Exchange Contract at the times specified in the two immediately preceding sentences.

                         (c) Each request for the execution of a Foreign Exchange Contract made pursuant to and in accordance with the procedures described herein shall constitute a representation and warranty by the Borrowers that all conditions precedent to the execution thereof have been satisfied. The execution of any such Foreign Exchange Contract shall be subject to and upon the terms and conditions of this Credit Agreement.

                         4.2.1  Acceptances.
                                ___________

                         (a) Subject to and upon the terms and conditions
               of this Credit Agreement and in accordance with the terms of the related Acceptance Letter of Credit, the Agent will, from time to time on or after the Credit Agreement Effective Date, cause an Accepting Bank to create one or more Acceptances in an aggregate amount at such time outstanding not to exceed, together with the then aggregate unpaid principal amount of Revolving Loans, all then outstanding Letter of Credit Obligations, all then outstanding Foreign Exchange Obligations and all then outstanding Acceptance Obligations, an amount equal to the lesser of (i) the Borrowing Base, (ii) the Total Commitments or (iii) the Permitted Senior Indebtedness Amount; provided, however, in
                                                     ________  _______
               no event shall the Agent cause an Accepting Bank to create an Acceptance if the amount thereof, together with all of the then outstanding Letter of Credit Obligations plus the then outstanding Foreign Exchange Obligation, plus the then outstanding Acceptance Obligations shall exceed $100,000,000. Each Acceptance (or group of related Acceptances) (i) shall be in a face amount not greater than an amount which, when discounted and net of all Fees payable at the time of creation, would generate net proceeds equal to the reimbursement obligation owing with respect to the Acceptance Letter of Credit providing for the creation of such Acceptance and (ii) shall have a maturity of not more than 90 days after such Acceptance is created nor in any event later than the Expiration Date.

                         (b) To enable the applicable Accepting Bank to create Acceptances, the applicable Reporting Borrower shall supply the Agent, prior to or concurrently with each Letter of Credit Request requesting the issuance of an Acceptance Letter of Credit, with drafts satisfactory to such Accepting Bank, duly executed and endorsed (if necessary) by such Reporting Borrower. Each such Accepting Bank is hereby authorized by the Reporting Borrowers to complete such drafts at the request of such Reporting Borrower (or INTERCO on behalf of such Reporting Borrower) acting through the

               Agent, including the payee, amount, date and maturity date thereof, in accordance with the applicable Acceptance Letter of Credit. In case any authorized signatory of any Reporting Borrower whose signature shall appear on any draft shall cease to have such authority before the creation of an Acceptance with respect to such draft, the obligations of the Borrowers hereunder and under such Acceptance shall nevertheless be valid for all purposes as if such authority had remained in force until such creation.

                         (c) On the date of the creation of an Acceptance by an Accepting Bank, the Agent shall cause such Accepting Bank to (i) duly accept the draft(s) of the applicable Reporting Borrower supplied by such Reporting Borrower, (ii) discount such Acceptance(s), (iii) give such Reporting Borrower (or INTERCO) and the Agent telephonic notice (confirmed in writing, which may include communication by telex or telecopier) of its creation of such Acceptance, specifying the date, face amount and maturity thereof, and of its discount thereof, specifying the Discount Rate applicable to such Acceptance and the amount to be credited to the account of such Reporting Borrower, and (iv) pay directly to the applicable Issuing Bank an amount equal to the proceeds of the discount of such Acceptance (but not in excess of the reimbursement obligations owed to such Issuing Bank in connection with the related Acceptance Letter of Credit), less the applicable Acceptance Commission payable pursuant to Section 8.8. The Accepting Bank shall notify
                           ___________
               the applicable Reporting Borrower (or INTERCO) by telephone of the Discount Rate applicable to any Acceptance no later than 1:00 P.M., Chicago time, on the date of discount thereof. Such Reporting Borrower shall have the right not to accept such discount rate concurrently upon being so notified, and any such refusal by such Reporting Borrower to accept such Discount Rate shall be deemed to be a withdrawal by such Reporting Borrower of its request for acceptance of such Acceptance. An Accepting Bank may, in its sole discretion, create any number of Acceptances aggregating the amount of Acceptances so requested.

                         (d) Each of the Borrowers is obligated, jointly and severally, and hereby unconditionally agrees, to pay to the Agent, for the account of the applicable Accepting Bank, the face amount of each Acceptance created by such Accepting Bank hereunder, on the maturity date of such Acceptance (the payment obligation of the Reporting Borrowers under this
               Section 4.2.1(d) with respect to each Acceptance being the
               ________________
               "Acceptance Obligation" with respect to such Acceptance) by making payment to the Agent, for the account of the Accepting Bank, not later than 12:00 noon (Chicago time), on the due date thereof, and if not so paid each Lender shall, without regard to any other provision of this Credit

               Agreement, any defense that any Borrower may have to such Borrower's obligation to make such payment in connection with such Acceptance or any Lender may have in connection with any participation with any such Acceptance, honor its Proportionate Share of the Agent's and the Lenders' obligations to make such payment to the Accepting Bank pursuant to this Section 4.2.1(d), together with interest in
                                ________________
               accordance with the provisions of Article 3 hereof, and any
                                                 _________
               such payments so made by the Lenders shall be deemed to be Revolving Loans. Acceptance Obligations may not be prepaid except as may be required by the terms of this Credit Agreement.

                         (e) (i) Each of the Borrowers represents and warrants, with respect to each Acceptance accepted and discounted at its request, that prior to any request by any Reporting Borrower that any Accepting Bank accept and discount Acceptances the Borrowers shall have entered into one or more bona fide contracts specifically providing for the transactions to which such Acceptances relate having an aggregate value not less than the face amount of such Acceptances; that completion of such transactions is anticipated to occur on or before the maturity date of such Acceptances; that the maturity of such Acceptances will be consistent with the period usually and reasonably necessary to finance transactions of such kind; that the Borrowers will not have outstanding any other financing of such transactions; that such Acceptances satisfy the requirements for eligibility for discount under the Federal Reserve Act; and that the proceeds from the discounting of such Acceptance will be used to reimburse an Issuing Bank for drawings under Acceptance Letters of Credit issued by such Issuing Bank. The Borrowers hereby agree, jointly and severally, to indemnify and hold harmless each Accepting Bank, the Agent and each Lender with respect to any obligation or liability imposed on such Accepting Bank, the Agent or any Lender (including, without limitation, the amount of any penalties and charges and the cost of maintaining reserves) if any Acceptance created by such Accepting Bank or participated in by any Lender is determined not to be eligible for discount by the Federal Reserve pursuant to Section 13 of the Federal Reserve Act, as amended. The determination of the Accepting Bank, the Agent or such Lender, as applicable, made in good faith, as to the amount of any such obligation or liability, shall be conclusive absent manifest error.

                         (ii) In the event that an Accepting Bank or any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (A) below, may be made only by the applicable Accepting Bank):

                              (A)  at any time, that any draft accepted
                    pursuant to the terms hereof will be ineligible for purchase or for discount (or if already purchased or discounted, should have been ineligible for purchase or discount) by Federal Reserve Banks; or

                              (B)  at any time, that the creation or
                    continuance of, or participation in, any Acceptances has become unlawful by compliance by an Accepting Bank or such Lender in good faith with any law, governmental rule, regulation, guideline or order, or that any of the drafts accepted or participated in by it, at any time after their respective executions and deliveries and for any reason, has ceased to be in full force and effect or has been declared to be null and void by a court of competent jurisdiction or a regulatory agency (other than, in the case of a draft, by payment);

               then, and in any such event, such Accepting Bank or such Bank shall on such date give notice (by telephone confirmed in writing) to INTERCO and to the Agent of such determination. Thereafter the Borrowers shall either (x) if the affected Acceptance is then being created or is required to be created pursuant to an Acceptance Letter of Credit, agree to pay the reimbursement obligations with respect to such Acceptance Letter of Credit upon any drawings thereunder as if such Letter of Credit was not an Acceptance Letter of Credit, or (y) if the affected Acceptance or Acceptances are then outstanding, in the case of clause (A), indemnify the Accepting Bank and each affected Lender as provided in Section 4.2.1(e)(i) and, in the case of clause
               (B), prepay in full the face amount of each Acceptance so affected.

                         (f) Notwithstanding anything to the contrary contained herein, (i) an Accepting Bank shall in no event be required to create an Acceptance unless (A) such Accepting Bank, in its sole discretion, determines that the creation of such Acceptance complies with all applicable regulations of the Board of Governors of the Federal Reserve System of the United States governing banker's acceptances and shall (if accepted and endorsed by a member bank of the Federal Reserve System or a bank authorized to create eligible acceptances) be eligible under such regulations for purchase or, if such Acceptance has a maturity at the time of discount of not more than 90 days sight, exclusive of days of grace, for discount by the Federal Reserve Banks and (B) the Agent and the applicable Accepting Bank, in their individual discretion, determine that the creation, discount and rediscount or sale of such Acceptance is commercially reasonable under current market conditions and would not subject the Agent or such Accepting Bank to conditions or restrictions (including reserve or capital adequacy requirements) which the Agent or such Accepting Bank considers undesirable and would otherwise be in all respects in compliance with all laws, rules and regulations; and (ii) such Accepting Bank shall in no event create any Acceptance if, prior to the time of any Reporting Borrower's request therefor, the Agent shall notify such Reporting Borrower (or INTERCO) that, in such Accepting Bank's determination, the creation of an Acceptance would or might cause such Bank to exceed its limits for aggregate acceptance liability provided for in Section 13 of the Federal Reserve Act or otherwise be in violation of any law, rule or regulation.
               In the event that the limitations set forth in this clause
               (f) would excuse Bankers Trust Company from creating an Acceptance requested by a Reporting Borrower, the Agent shall be relieved of any obligation which it may have to cause an Accepting Bank to create such an Acceptance.

                         4.3  Lenders' Participation.
                              ______________________

                         (a) Immediately upon the issuance or amendment by
               an Issuing Bank of a Letter of Credit in accordance with the procedures set forth in this Article 4, each Lender shall be
                                            _________
               deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Proportionate Share (including, without limitation, all obligations of the Borrowers with respect thereto).

                         (b) Immediately upon the execution of a Foreign Exchange Contract by a Foreign Exchange Guarantor in accordance with the procedures set forth in this Article 4,
                                                                _________
               each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Foreign Exchange Guarantor, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Proportionate Share (including, without limitation, all obligations of the Borrowers with respect thereto).

                         (c) Immediately upon the creation of any
               Acceptance by an Accepting Bank in accordance with the procedures set forth in this Article 4, each Lender shall be
                                            _________
               deemed to have irrevocably and unconditionally purchased and received from such Accepting Bank, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Proportionate Share (including, without limitation, all obligations of the Borrowers with respect thereto).

                         4.4  Definition of Obligations.  Any indebtedness,
                              _________________________
               liability or obligation of any sort whatsoever, however arising, whether present or future, fixed or contingent, secured or unsecured, due or to become due, paid or incurred, arising or incurred in connection with any Letters of Credit or any deferred payment obligations, participations, drafts or acceptances thereunder, under any Foreign Exchange Contract or arising or incurred in connection with any Acceptance (herein part of the "Obligations" heretofore defined) shall be incurred solely as an accommodation to the Borrowers and for the Borrowers' account. Obligations shall include, without being limited to: all amounts due or which may become due under any Letters of Credit or any drafts or acceptances thereunder; all amounts due or which may become due under any Foreign Exchange Contracts; all amounts due or which may become due under any Acceptance; all amounts charged or chargeable to the Borrowers or to the Lenders by the applicable Issuing Bank in respect of any Letter of Credit, or any correspondent bank which opens, issues or is involved with such Letters of Credit; all amounts charged or chargeable to the Borrowers or to the Lenders by the applicable Foreign Exchange Guarantor in respect of any Foreign Exchange Contract; all amounts charged or chargeable to the Borrowers or to the Lenders by the applicable Accepting Bank in respect of any Acceptance; any other bank charges; fees and commissions, duties and taxes, costs of insurance, and all such other charges and expenses which may pertain to such Letters of Credit, drafts, acceptances, deferred payment obligations or to the goods or documents relating thereto, to any Foreign Exchange Contract or to any Acceptance. The Agent shall have the right, at any time and without notice to the Borrowers, to charge the Loan Account with the amounts of any and all such Obligations. Any debit balance which may exist at any time or from time to time in the Borrowers' account shall accrue interest (i) at the rates provided in Section 8.1 or Section 8.2 hereof, as
                           ___________    ___________
               applicable, prior to the occurrence and continuance of an Event of Default and (ii) on and after the occurrence and continuance of an Event of Default specified in Section
                                                               _______
               10.1(a) or following written notice to the Borrowers of the
               _______
               occurrence of any other Event of Default, to and including the date that such Event of Default is waived, at the rate provided in Section 8.4 hereof.
                           ___________


                         4.5  Indemnification.  The Borrowers hereby agree
                              _______________
               to unconditionally indemnify each of Lenders, each Issuing

               Bank, each Foreign Exchange Guarantor and each Accepting Bank and hold each of them harmless from any and all loss, claim or liability arising from any transactions or occurrences relating to Letters of Credit, the Foreign Exchange Contracts, the Acceptances, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claims due to any action taken by any Issuing Bank, the Foreign Exchange Guarantor, or any Accepting Bank, except where such loss, claim or liability is due to the gross negligence or willful misconduct of the Person seeking indemnification. The Borrowers' unconditional obligation to the Lenders hereunder shall not be modified or diminished for any reason or in any manner whatsoever. The Borrowers agree that, as among the Borrowers and the Lenders, any charges incurred by the Lenders for the Borrowers' account by an Issuing Bank, a Foreign Exchange Guarantor or an Accepting Bank shall be conclusive on the Borrowers and may be charged to the Loan Account (in the absence of manifest error).

                         4.6  Certain Waivers.  Neither any Issuing Bank,
                              _______________
               any Accepting Bank nor the Lenders shall be responsible to any of the Borrowers for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or the documents relating thereto; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Borrowers. None of the Lenders nor the Agent in their capacity as a Lender or the Agent under this Credit Agreement shall be responsible to the Borrowers for any action or inaction by any Issuing Bank, by any Foreign Exchange Guarantor or by any Accepting Bank. Furthermore, without being limited by the foregoing, neither the Lenders, the Agent nor any Issuing Bank shall be responsible for any act or omission with respect to or in connection with any goods referred to in the Letters of Credit.

                         4.7  Limitation on Liability; Authority of Lender.
                              ____________________________________________
               The Borrowers agree that any action taken by the Lenders, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guaranties, the drafts or acceptances, or the Collateral, or taken by any Foreign Exchange Guarantor under or in connection with any Foreign Exchange Contract, or taken by any Accepting Bank in connection with any Acceptance shall be binding on the Borrowers and no resulting liability shall attach to the Lenders, any such Issuing Bank, any such Foreign Exchange Guarantor or any Accepting Bank other than with respect to any actions taken by such Lender, any such Issuing Bank, any such Foreign Exchange Guarantor or any such Accepting Bank that constitute gross negligence or willful misconduct with respect to its own actions. In determining whether to pay under any Letter of Credit, the Issuing Bank thereon shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. In furtherance thereof, the Agent shall have the full right and authority to: clear and resolve any questions of non-compliance of documents; give any instructions as to acceptance or rejection of any documents or goods; execute any and all steamship or airway guaranties (and applications therefor), indemnities or delivery orders; grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent's sole name (but for the account of the Lenders), and the applicable Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from the Borrowers.

                         4.8  Covenants of Borrowers.
                              ______________________

                         (a) Without the Agent's approval, the Borrowers agree not to: clear and resolve any questions of non-compliance of documents, give any instructions as to acceptance or rejection of any non-complying documents or goods, or execute any applications for steamship or airway guaranties, indemnities or delivery orders; grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances.

                         (b)  The Borrowers agree that any necessary
               import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with in all material respects; and copies of any certificates in that regard that the Agent may at any time reasonably request will be promptly furnished. In this connection, the Borrowers represent and warrant that all shipments made under any such Letters of Credit are in all material respects in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited in any material respect by any such laws and regulations. The Borrowers assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies in respect of any Letters of Credit and the Collateral relating thereto. Any embargo, restrictions, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall, as among the Borrowers and the Lenders, be solely the Borrowers' risk, liability and responsibility.

                         4.9  Rights and Remedies of Lenders.  Any rights,
                              ______________________________
               remedies, duties or obligations granted or undertaken by the Borrowers to any Issuing Bank, to any Foreign Exchange Guarantor or to any Accepting Bank in any application for Letters of Credit, or any standing agreement relating to Letters of Credit, any Foreign Exchange Contract, any Acceptance or otherwise, shall be deemed to have been granted to the Lenders and apply in all respects to the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

                    1.14. Section 5.21 is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         5.21  Use of Proceeds.  All proceeds of the Loans
                               _______________
               and all proceeds from the discount of the Acceptances have been used only in accordance with Section 6.14 hereof.
                                                 ____________

                    1.15 Section 6.14 is hereby amended to add the following sentence at the end thereof:

               Borrowers shall use the proceeds of each Acceptance solely to reimburse the Issuing Bank of each Acceptance Letter of Credit for obligations owing to such Issuing Bank on account of drawings thereunder.

                    1.16. Section 7.20 of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         7.20  Establishment of Working Capital Reserves.
                               _________________________________________
               The Borrowers shall not create any Working Capital Reserve if, after giving effect thereto and to any corresponding reduction in the Permitted Senior Indebtedness Amount, the aggregate balance of Revolving Loans, plus all Letter of
                                                     ____
               Credit Obligations, plus all Foreign Exchange Obligations
                                   ____
               plus all Acceptance Obligations would exceed the Permitted
               ____
               Senior Indebtedness Amount as so reduced.

                    1.17. Section 8.5(a) of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         (a) On the Credit Agreement Effective Date, the Borrowers shall reimburse the Agent for all Expenses incurred by the Agent on or prior to the Credit Agreement Effective Date. From and after the Credit Agreement Effective Date, the Borrowers shall promptly reimburse the Agent for all Expenses of the Agent as the same are incurred by the Agent and upon receipt of invoices therefor and, if requested by any Borrower, such reasonable backup materials and information as such Borrower shall reasonably request. In addition, the Borrowers shall reimburse the Agent, any Issuing Bank, any Foreign Exchange Guarantor, any Accepting Bank and each Lender upon demand for all costs and expenses (including, without limitation, reasonable attorneys' fees) of each of the Lenders in connection with (i) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Credit Agreement and the other Credit Documents and (ii) any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent, any Issuing Bank and the Lenders, or any of them, from paying any amount under any Letter of Credit.

                    1.18. Section 8.8 of the Credit Agreement is hereby amended to add the following subsection (e) and (f) thereto:

                         (e) The Borrowers agree to pay to the Agent for the account of the Lenders in the case of each Acceptance, an Acceptance commission (the "Acceptance Commission") based on the face amount of such Acceptance for the period from the date of acceptance to maturity at a rate per annum equal to 1.5% on the basis of a 360-day year for the actual number of days elapsed. The Acceptance Commissions shall be payable quarterly in arrears on the first day of each

               January, April, July and October after the creation of such Acceptance during the term of such Acceptance and on the maturity of such Acceptance. Notwithstanding the foregoing, all Acceptance Commissions shall be payable on demand and shall increase to a rate which is 2% above the Acceptance Commission rate that is otherwise applicable to any such Acceptance if (i) an Event of Default set forth in Section
                                                                  _______
               10.1(a) hereof occurs or (ii) the Agent gives written notice
               _______
               to the Borrowers of any other Event of Default set forth in
               Section 10.1, and such increased rate shall remain in
               ____________
               effect until such Event of Default is waived.

                         (f) The Borrowers agree to pay to the Agent for the account of the Lenders as and when incurred by the Agent or any Lender, any charges, fees, costs and expenses charged to the Agent or any Lender for the Borrowers' account by the Accepting Bank (other than any fees charged to the Agent or any Lender which would be duplicative of the Acceptance Commissions paid to the Agent for the benefit of the Lenders) in connection with the creation or discount of any Acceptance by the Accepting Bank. The Borrowers further agree to pay to the Agent upon demand for its own account, the Accepting Bank's customary creation, discounting, administrative and negotiating fees and the Agent shall pay the charges owing to such Accepting Bank upon receipt of such amounts from the Borrowers.

                    1.19 Section 8.11 of the Credit Agreement is hereby amended to add the phrase ", the Acceptance Commissions," after the phrase "Foreign Exchange Fees" set forth in the sixth line thereof.

                    1.20 Section 10.2 of the Credit Agreement is hereby amended to delete the second paragraph thereof in its entirety and to insert the following therefor:

                         In addition, upon demand by the Agent or the
               Required Lenders after the occurrence of any Event of Default unless such Event of Default is waived, the Borrowers shall deposit with the Agent for the benefit of the Lenders with respect to each Letter of Credit then outstanding, each Foreign Exchange Contract then in effect and each Acceptance then outstanding promptly upon such demand, cash or Cash Equivalents in an amount equal to 110% of the greatest amount for which such Letter of Credit may be drawn, 110% of the Foreign Exchange Exposure under each such Foreign Exchange Contract and 110% of the face amount of each outstanding Acceptance. Such deposit shall be held by the Agent for the benefit of the Issuing Banks, the Foreign Exchange Guarantors, the Accepting Banks and the other Lenders as security for, and to provide for the payment of, outstanding Letters of Credit, the Foreign Exchange Obligations and the Acceptance Obligations.

                    1.21. Article 11 of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

               ARTICLE 11.  Termination of the Revolving Commitments
               __________   ________________________________________
                         Except as otherwise provided in Article 10 hereof,
                                                         __________
               the Revolving Credit Commitments made hereunder shall terminate on the Expiration Date and all then outstanding Revolving Loans and Acceptance Obligations shall be immediately due and payable in full, all outstanding Letters of Credit and all Foreign Exchange Contracts shall immediately terminate except as otherwise provided in
               Section 4.1 hereof.  Unless sooner demanded, all Obligations
               ___________
               shall become due and payable as of any such termination hereunder or under Article 10 hereof and, pending a final
                                  __________
               accounting, the Agent may withhold any balances in the Borrowers' Loan Disbursement Account, unless supplied with a satisfactory indemnity to cover all of the Obligations, whether absolute or contingent. All of the Agent's and the Lenders' rights, liens and security interests relating to any cash collateral securing any outstanding Letters of Credit, Foreign Exchange Obligations or Acceptance Obligations provided for in Section 4.1 and Article 10
                                           ___________     __________
               hereof shall continue after any termination of the Commitments until all Obligations relating to such Letters of Credit, all Obligations relating to such Foreign Exchange Contracts and all Obligations relating to such Acceptances have been paid and satisfied in full.

                    1.22. Section 12.1(a) of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         (a) Each Lender hereby designates BTCC as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Note, by the acceptance of such Revolving Note, shall be deemed irrevocably to authorize the Agent to take such action on its behalf under the provisions of this Credit Agreement and the Revolving Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifi-cally delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto including, without limitation, the execution, delivery and performance by the Agent of any application in favor of an Issuing Bank in connection with the issuance of any Letter of Credit, the execution, delivery and performance by the Agent of any Foreign Exchange Contract or the execution, delivery and performance of an application for the creation of an Acceptance or an Acceptance. The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders. The Agent may perform any of its duties hereunder by or through its agents or employees.

                    1.23. Section 12.7 of the Credit Agreement is hereby amended to add the phrase ", Acceptances created pursuant hereto" after the phrase "Letters of Credit issued hereunder" beginning in the fourth line thereof.

                    1.24. Section 13.6(g) of the Credit Agreement is hereby amended to add the phrase "or Acceptance Obligations" after the phrase "Foreign Exchange Obligations" in each of clauses (v)(A), (B) and (C) thereof.

                    1.25. Section 13.11(a) of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

               (a) No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:
               (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations to extend credit to the Borrowers, (ii) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or interest on, the Revolving Notes, any Letter of Credit reimbursement obligations, any Foreign Exchange Obligations, any Acceptance Obligations or any Fees hereunder,
               (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Revolving Notes, any Letter of Credit reimbursement obligations, any Foreign Exchange Obligations, any Acceptance Obligations or any Fees hereunder, (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, (v) amend or waive Section 3.5(b) or (d) or this Section 13.11, or change
                     ______________    ___         _____________
               the definition of Required Lenders, (vi) increase the advance rates for Eligible Accounts Receivable or Eligible Inventory above the percentages originally stated herein or
               (vii) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Borrowers permitted under this Credit Agreement, release or subordinate any Liens in favor of the Lenders on any of the Collateral (except as provided in Sections 7.5 and 12.10)
                                                 ____________     _____
               and provided further, that no amendment, waiver or consent
                   ________ _______
               affecting the rights or duties of the Agent, an Issuing Bank, a Foreign Exchange Guarantor or an Accepting Bank under any Credit Document shall in any event be effective, unless in writing and signed by the Agent and/or such Issuing Bank, such Foreign Exchange Guarantor or such Accepting Bank, as applicable, in addition to the Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article 12
                                                           __________
               (other than the provisions of Section 12.9 and 12.10).  In
                                             ____________     _____
               addition, the Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Annex I from time to time in the manner requested by the Borrowers, the Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that
                                                ________  _______
               the Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.

                    1.26. Section 13.12 of the Credit Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                         13.12  Obligations of Borrowers Joint and Several.
                                __________________________________________
               The liability of the Borrowers for all Obligations shall be joint and several regardless of which Borrower actually receives the proceeds of Revolving Loans hereunder, the amount of such proceeds received, the Borrower's name in which Letters of Credit are issued, the primary beneficiary of any Foreign Exchange Contract, the recipient of the proceeds of, or the primary beneficiary of, any Acceptances or the manner in which the Lenders or the Agent account for such Revolving Loans, Letters of Credit, Foreign Exchange Contracts, Acceptances or other Obligations on their respective books and records.

                    2.  Conditions Precedent to Amendment Effectiveness.
                        _______________________________________________

          The amendments and modifications set forth in Section 1 hereof
                                                        _________
          shall become effective upon, and are expressly conditioned upon, the fulfillment of each of the following conditions precedent:

                         (a)  The Agent shall have received original
               executed counterparts of this Amendment from each of the Borrowers and each of the Lenders.

                         (b) The Agent shall have received an opinion or opinions of counsel to the Borrowers in form and substance, and from such counsel, satisfactory to the Agent and its counsel.

                    3.  Representations and Warranties.  In order to induce
                        ______________________________
          the Lenders to enter into this Amendment, the Borrowers hereby represent and warrant to the Lenders as follows:

                         (a) The execution, delivery and performance by each Borrower of this Amendment (i) are within each such Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) except as provided in the Ancillary Documents, require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of any applicable law, statute, ordinance, regulation, rule, order or other governmental restriction or of the Articles or Certificates of Incorporation or By-Laws of such Borrower, (v) do not contravene, or constitute a default under, any agreement, judgment, injunction, order, decree, indenture, contract, lease, instrument or other commitment to which such Borrower is a party or by which such Borrower or any of its assets are bound and (vi) will not result in the creation or imposition of any Lien upon any asset of such Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which such Borrower is a party or by which it or any of its assets may be bound or affected.

                         (b) This Amendment and the Credit Agreement as amended by this Amendment are the legal, valid and binding obligations of the Borrowers, and are or will be enforceable against the Borrowers in accordance with their terms.

                         (c) The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof as though made on the date hereof, except to the extent that such representations expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

                         (d) No Default or Event of Default has occurred and is continuing.

                    4.  Reference to and Effect Upon the Credit Agreement.
                        _________________________________________________
          Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "the Agreement", "hereunder", "hereof", "herein", or words of like import, shall mean and be a reference to the Credit Agreement, as amended hereby and each reference to the Credit Agreement in any other Credit Document shall mean and be a reference to the Credit Agreement, as amended hereby.

                    5.   Reaffirmation; Expenses.  The Borrowers hereby
                         _______________________
          reaffirm to the Agent and each of the Lenders that, except as modified hereby, the Credit Agreement and all of the Credit Documents remain in full force and effect and have not been otherwise waived, modified or amended. Except as expressly modified hereby, all of the terms and conditions of the Credit Agreement shall remain unaltered and in full force and effect. The Borrowers acknowledge that all legal expenses of the Agent related to this Amendment shall be paid by the Borrowers as required by the Credit Agreement.

                    6.   Choice of Law.  This Amendment has been delivered
                         _____________
          in Chicago, Illinois, and shall be governed by and construed in accordance with the provisions of the Credit Agreement and the laws and decisions of the State of Illinois without giving effect to the conflicts of law principles thereunder.

                    7.   Counterparts.  This Amendment may be executed in
                         ____________
          one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by telecopier, with the intention that they shall have the same effect as an original counterpart thereof.






                    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                        BORROWERS

                                        INTERCO INCORPORATED

          Attest:                       By: E. F. Smith
                                            _______________________________
                                           Name:  Eugene F. Smith
          D. A. Patterson                  Title: Executive Vice President
          __________________________
          Duane A. Patterson,
          Secretary

                                        SUBSIDIARIES

                                        BROYHILL FURNITURE INDUSTRIES, INC.
                                        BROYHILL TRANSPORT, INC.
                                        HIGHLAND HOUSE, INC.
                                        RIDGEWOOD FURNITURE, INC.
                                        CONVERSE INC.
                                        CONVERSE EMEA, LTD.
                                        CONVERSE STAR I, INC.
                                        CONVERSE STAR II, INC.
                                        THE FLORSHEIM SHOE STORE COMPANY -
                                             MIDWEST
                                        THE FLORSHEIM SHOE STORE COMPANY -
                                             NORTHEAST
                                        THE FLORSHEIM SHOE STORE COMPANY -
                                             WEST
                                        THE FLORSHEIM SHOE STORE COMPANY-
                                             SOUTH
                                        HY-TEST, INC.
                                        L.J. O'NEILL SHOE COMPANY
                                        THE LANE COMPANY, INCORPORATED
                                        LANE ADVERTISING, INC.
                                        ACTION INDUSTRIES, INC.


          Attest:

                                        By: D.A. Patterson
                                           ______________________________
                                           Name:  Duane A. Patterson
                                           Title: Vice President
          Robert Kaintz
          _________________________
          Robert Kaintz,
          Assistant Secretary





                                   AGENT

                                   BT COMMERCIAL CORPORATION,
                                        As Agent

                                   By:Frank Fazio
                                      ______________________________
                                      Name:Frank Fazio
                                           _________________________
                                      Title:Assistant Vice President
                                            ________________________

                                   LENDERS

                                   BT COMMERCIAL CORPORATION


                                   By:Frank Fazio
                                      ______________________________
                                      Name:Frank Fazio
                                      ______________________________
                                      Title:Assistant Vice President
                                      ______________________________

                                   THE BOATMEN'S NATIONAL BANK OF
                                        ST. LOUIS


                                   By:Kathy M. Robinson
                                      ________________________
                                      Name:Kathy M. Robinson
                                           ___________________
                                      Title:Vice President
                                            __________________

                                   CONTINENTAL BANK N.A.


                                   By:Steven K. Kessler
                                      ________________________
                                      Name:Steven K. Kessler
                                            __________________
                                      Title:Vice President
                                            __________________

                                   HARRIS TRUST AND SAVINGS BANK


                                   By:M. Elizabeth Gilliam
                                      __________________________
                                      Name:M. Elizabeth Gilliam
                                           _____________________
                                      Title:Vice President
                                            ____________________


                                   LASALLE NATIONAL BANK

                                   By:Christopher G. Clifford
                                      ______________________________
                                      Name:Christopher G. Clifford
                                           _________________________
                                      Title:Vice President
                                            ________________________

                                   TRANSAMERICA BUSINESS CREDIT
                                        CORPORATION


                                   By:Matthew M. McAlpine
                                      ______________________________
                                      Name:Matthew M. McAlpine
                                           _________________________
                                      Title:Senior Account Executive
                                            ________________________


                                   MARINE MIDLAND BUSINESS LOANS, INC.


                                   By:Elizabeth D. Muzyka
                                      __________________________
                                      Name:Elizabeth D. Muzyka
                                           _____________________
                                      Title:Vice President
                                            ____________________

                                   SHAWMUT BANK, N.A.


                                   By:Larry Favre
                                      ______________________________
                                      Name:Larry Favre
                                           _________________________
                                      Title:Assistant Vice President
                                            ________________________

                                   WHIRLPOOL FINANCIAL CORPORATION


                                   By:Robert J. Price
                                      ____________________________
                                      Name:Robert J. Price
                                           _______________________
                                      Title:Senior Vice President
                                            ______________________



                     SCHEDULE #1 - LIST OF WAIVERS AND AMENDMENTS

                         INTERCO INCORPORATED CREDIT FACILITY

          Waivers Issued to Date -
          ______________________

                    1. Letter Agreement dated July 31, 1992 relating to the delivery of certain documentation and satisfaction of conditions to the initial funding, including the granting of 60 days to obtain satisfactory loss payable endorsements for insurance to replace the insurance certificates presented at closing.

                    2. Waiver # 2 to Credit Agreement dated September 21, 1992 relating to the permission to use up to $25 million of Adjusted Consolidated Cash to make certain redemptions, prepayments and repurchases of the New Notes and the New Bank Term Notes.

                    3. Waiver # 3 to Credit Agreement dated January 25, 1993 relating to the permission to pay certain amounts owed on the Borrowers' subordinated debt out of excess cash flow prior to the last date on which such amounts were required to be paid under the related loan documents.

          Amendments to Credit Agreement to Date -
          ______________________________________

                    1. First Amendment to Credit Agreement dated as of November 9, 1992.

          Amendments to Credit Agreement Schedules -
          ________________________________________

                    1. Letter Agreement dated as of August 3, 1992 relating to the addition of certain patents and trademarks to Schedule D.